Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Steve Wold
Phone: 703-412-3231	Phone: 952-351-3056
E-mail: amanda.covington@atk.com	E-mail: steve.wold@atk.com

ATK Names Neal Cohen as Executive Vice President and Chief Financial Officer

Arlington, Va., Feb. 2, 2012 — ATK (NYSE: ATK) announced today that Neal Cohen will become the company’s Executive Vice President and Chief Financial Officer, effective Feb. 13, 2012.  Mr. Cohen will have responsibility for accounting and controls, treasury, tax, financial planning and analysis, internal audit, and investor relations.  He will play a key role in developing business strategies to drive growth and profitability. Mr. Cohen brings nearly 30 years of experience working for several public companies, including those in the aviation and manufacturing industries. Most recently, he served as President and Chief Operating Officer for Laureate Education, where he helped develop strategy, growth and operating plans for the global university network with 675,000 students in 28 countries. Mr. Cohen has 16 years of experience with Northwest Airlines, Inc. and U.S. Airways, including serving as Executive Vice President and Chief Financial Officer, where he led merger and acquisition activities, restructuring, and profitability and growth initiatives. He also held a number of operating and marketing positions at Northwest Airlines.  He started his career and spent seven years at the General Motors New York Treasurer’s Office.

Mr. Cohen received a bachelor’s degree in politics, economics, rhetoric and law, and a Master’s in Business Administration in finance and accounting from the University of Chicago.

“Neal has tremendous depth in financial and operational experience,” said Mark DeYoung, President and CEO. “His appreciation for ATK’s mission and strategy, coupled with a strong knowledge of international and domestic corporate finance and significant operating experience, make him an excellent addition to an already strong executive team. I look forward to the strategic perspective he’ll bring to ATK. I also want to thank Tom Sexton for ensuring a smooth transition during his service as interim Chief Financial Officer.”

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

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